Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement on Form S-1 of our reports, included herein, dated March 25, 2008, with respect to the consolidated financial statements of PowerShares DB US Dollar Index Bullish Fund and Subsidiary and PowerShares DB US Dollar Index Bearish Fund and Subsidiary as of December 31, 2007, and with respect to the statements of financial condition of PowerShares DB US Dollar Index Bullish Fund and PowerShares DB US Dollar Index Bearish Fund as of December 31, 2006. We also consent to the use of our report, included herein, dated April 8, 2008, on the financial statements of DB Commodity Services LLC as of December 31, 2007 and 2006. In addition, we consent to the references to our firm under the heading “Experts” in the Prospectus.

/s/ KPMG LLP

New York, New York

May 1, 2008